EXHIBIT 10.1

FIRST AMENDMENT TO SUPPLY AGREEMENT

This First Amendment to Supply Agreement (the “Amendment”) is made and entered into effective January 1, 2017, by and between PGT Industries, Inc. (“PGT”) and Cardinal LG Company (“Supplier”), and amends that certain Supply Agreement, dated December 15, 2014, that was entered into between PGT and Supplier (the “Agreement”).

WHEREAS, PGT and Supplier (each a “Party” and collectively, the “Parties”) desire to amend the Agreement in the manner set forth in this Amendment; and

WHEREAS, PGT and Supplier desire to memorialize those amendments in a written agreement signed by authorized representatives of both PGT and Supplier;

NOW THEREFORE, in exchange for the mutual agreements, benefits and promises described in this Amendment, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by both Parties hereto, PGT and Supplier, intending to be legally bound, agree as follows:

1.	Additional PGT Parties. Supplier agrees that PGT’s sister companies, CGI Window and Doors, Inc. (including its commercial division) and WinDoor, Inc. are hereby made parties to the Agreement, are to be deemed customers under the Agreement, and shall be entitled to all of the benefits, privileges and rights as PGT under the Agreement. PGT, CGI Windows and Doors, Inc. and WinDoor, Inc. are referred to collectively herein as “PGT.”

2.	Term (Section 1 of the Agreement). The first sentence of Section 1 of the Agreement is amended and restated as follows: “The Agreement shall be effective from December 14, 2015 until December 31, 2019.”

3.	Definitions (Section 2 of the Agreement).

Section 2(b) of the Agreement is amended and restated as follows: “Acceptance shall mean the point in time where the Products are accepted by PGT, at its Nokomis Plant, Miami Plant, or Orlando Plant.”

The first sentence of Section 2(f) of the Agreement is amended and restated as follows: “Miami Plant shall mean PGT’s places of business located at 10100 NW 25th Street, Miami, Florida, 33172 and 3053 NW 75th Avenue, Miami, Florida 33122, and such other facility locations as PGT or any of its businesses may operate in the Miami, Florida area from time to time.”

The following Section 2(j) is added to the Agreement: “Orlando Plant shall mean WinDoor Inc.’s place of business at 7500 Amsterdam Drive, Orlando, Florida 32832, and such other facility locations as PGT or its businesses may operate in the Orlando, Florida area from time to time.”

4.	Pricing and Payment (Section 4 of the Agreement).

Section 4(a) of the Agreement is amended and restated as follows: “The prices to be paid by PGT for the Products are described in Schedule B to the Agreement, as the same may be amended from time to time. In addition to the prices for the Products, PGT will pay Supplier the energy and freight fuel surcharges and stocked-Product picking fee agreed upon in writing between the Parties from time to time. There shall be no changes in the terms and conditions of sale, including pricing, except as the Parties agree upon in writing.”

The pricing provisions of Schedule B of the Agreement are hereby amended and restated in the manner set forth on Schedule 1 to this Amendment. The provisions addressing freight in Paragraph 4 of Schedule B of the Agreement are hereby amended and restated in the manner set forth in Schedule 2 to this Amendment. The energy surcharges and stocked-Product picking fee agreed upon by the Parties are set forth on Schedule 2 to this Amendment.

Section 4(e) of the Agreement is amended and restated as follows: “Except for the energy and freight fuel surcharges, stocked-Product picking fees and the 40 square feet size surcharge applicable to WinDoor, Inc. (Orlando Plant) that have been agreed upon in writing between the Parties, no additional surcharges, packaging, loading, handling fees or additional charges of any kind will be paid by PGT without the prior written agreement of PGT’s Director of Supply Chain.”

5.	Purchase Orders (Section 5 of the Agreement).

The first sentence of Section 5(b) of the Agreement is amended and restated as follows: “Each proposed purchase order shall contain specific instructions regarding whether the shipment is to be delivered to PGT’s Nokomis Plant, Miami Plant or Orlando Plant.”

Section 5(e) of the Agreement is amended and restated as follows: “Supplier will keep a reserve supply of Products, in such quantities and types as may be agreed upon from time to time by the Parties, to reduce lead times, which shall be stored at Supplier’s Mooresville, NC plant and Ocala, Florida warehouse, or such other locations as may be mutually agreed upon by the Parties (collectively, the “Stocking Locations”). PGT and Supplier will review quarterly the mix, types and quantities of Products at the Stocking Locations, to determine whether any adjustments to the mix, types and quantities of stocked Products should be made. PGT and Supplier agree to work together to reduce such quantities prior to the Products becoming discontinued or slow-moving. PGT will be responsible for purchasing all of the Products including related materials (e.g., cut glass) kept at the Stocking Locations to the extent such items have been held (on a first-in, first-out basis) for ninety (90) days, so long as PGT approved the mix, types and quantities of Products at the Stocking Locations. The applicable price for such Products is Supplier’s then applicable price to PGT for the Products and the applicable price for materials is the then applicable price on the price sheet between Cardinal FG and Cardinal CG, respectively, and PGT for such materials.”

6.	Delivery (Section 6 of the Agreement)

Section 6(e) of the Agreement is amended and restated as follows: “In Purchase Orders, PGT shall specify whether Products are to be picked up by PGT or shipped by Supplier via third party carrier. Products picked up by PGT shall be F.O.B. Supplier’s dock. Products shipped via third party carrier shall be F.O.B. either the Nokomis Plant, the Miami Plant or the Orlando Plant, as the relevant delivery instructions from PGT specify. As applicable, Supplier will arrange for and pay the third party carrier, but will then invoice PGT for the freight at the agreed upon freight surcharge in effect at that time. The applicable freight surcharge will be the only freight cost to PGT for Products shipped to PGT by third party carriers. Risk of loss will pass at the specified F.O.B. point. Certain other applicable terms respecting freight are set forth in Schedule B.”

7.	Lead Times. Lead times will be as set forth on Schedule 3 to this Amendment, and shall be deemed to amend and restate the description of lead times set forth in Schedule B to the Agreement.

8.	XCEL Edge Spacer. Supplier will provide to PGT’s Nokomis, Orlando and Miami Plants the XCEL Edge black painted spacer (the “Spacer”) in the quantities ordered by PGT from time to time, at the pricing described on Schedule 1 to this Amendment. PGT will provide Supplier with ninety days prior written notice before discontinuing its use of the Spacer.

9.	Incentive Program. The Parties agree that PGT shall be eligible to receive certain incentive rebates from Supplier, based upon the total dollar amount of Products purchased from Supplier by PGT, pursuant to the incentive program described in Schedule 4 to this Amendment.

10.	No Product-Mix Penalties. Notwithstanding any prior agreement between PGT and Supplier to the contrary, PGT shall not be required to pay any penalties or other charges of any kind to Supplier due solely to the mix of stocked and custom or other non-stocked Products ordered and/or purchased by PGT during any prior years, or during any of the years remaining in the term of the Agreement.

11.	Conflicting Provisions. In the event of any conflict or inconsistency between the terms of this Amendment and the original terms of the Agreement, the language set forth in this Amendment and/or the schedules hereto shall be controlling.

12.

Entire Agreement; Amendments. This Amendment, including the schedules hereto, when read together with the Agreement, and the schedules thereto, constitutes the entire understanding and agreement between the Parties hereto regarding the subject matters set forth in those documents, and supersedes all prior or contemporaneous negotiations, understandings and agreements, whether written or oral, about such matters. The Agreement, as amended by this Amendment, cannot be further amended except by a written amendment that specifically references the Agreement, and that is signed by authorized representatives of both PGT and Supplier.

13.	Modified and New Products. Prior to modifications of the Products or the addition of new products under the Agreement per a request by PGT, Cardinal and PGT shall review the applicable materials required, required processing, volumes and lead times for initial production start-up and lead times applicable after initial production start-up.

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed and delivered by persons authorized on their respective behalf, effective as of the date set forth above.

PGT Industries, Inc.

By:	/s/ Jeffrey Jackson
Printed Name: Jeffrey Jackson
Title: President and Chief Operating Officer

CGI Windows and Doors, Inc.

By:	/s/ Jeffrey Jackson
Printed Name: Jeffrey Jackson
Title:	President and Chief Operating Officer

WinDoor, Inc.

By:	/s/ Jeffrey Jackson
Printed Name: Jeffrey Jackson
Title: President and Chief Operating Officer

Cardinal LG Company

By:	/s/ Kyle Peterson
Printed Name: Kyle Peterson
Title: